Exhibit 17.2

                                                       July 29, 2005

Board of Directors
American Petroleum Group, Inc.
1400 N. Gannon Drive
Hoffman Estates, IL

      Re:   American Petroleum Group, Inc. (the "Company")

Dear Sirs:

      Please be advised that I hereby resign as a Director of the Board of Directors of American Petroleum Group, Inc., effective August 1, 2005.

      My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                Sincerely,


                                                /s/ William Boussung